Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Announces 2010 Capital Program of $540 Million

Average Daily Production to Grow More Than 20%

Announces Drop Down of Alliance Midstream Assets

FORT WORTH, TEXAS (December 10, 2009) – Quicksilver Resources Inc. (NYSE: KWK) announced today a $540 million capital program for 2010, which includes approximately $390 million for drilling and completion activities, $92 million for gathering and processing facilities (including approximately $80 million to be funded by Quicksilver Gas Services LP), $53 million for leasehold and $5 million for other property and equipment.  On a geographic basis, approximately $465 million is anticipated to be spent in Texas, $52 million in Canada and $23 million combined in other areas in the United States.

“Quicksilver’s 2010 capital program is expected to drive an increase of more than 20% in our average daily production volumes and will fund the ongoing evaluation of our high-potential exploratory acreage positions in the Horn River and Greater Green River basins,” said Glenn Darden, Quicksilver president and chief executive officer.  “Our attractive hedge position underpins our capital program and enables the company to continue to operate within our total cash inflows.  In addition, proceeds from the drop down of the Alliance midstream assets to Quicksilver Gas Services will further reduce Quicksilver’s outstanding debt.”

In the Fort Worth Basin, the company expects to operate five rigs throughout the year resulting in the drilling and completion of approximately 100 wells.  The company also anticipates completing at least 30 additional wells from its inventory of drilled but uncompleted wells in the Fort Worth Basin.

Total capital expenditures include approximately $58 million for exploratory drilling, completion and infrastructure, primarily associated with the company’s extensive leasehold in the Horn River Basin of British Columbia and the Greater Green River Basin in northern Colorado.

Production volumes for 2010 are projected to average in the range of 390 million to 400 million cubic feet of natural gas equivalents per day, up more than 20% from the projected 2009 average.  Average daily production volumes for 2010 are expected to consist of approximately 80% natural gas and 20% natural gas liquids and crude oil.

Quicksilver also announced today that it has entered into a purchase and sale agreement with Quicksilver Gas Services LP (NYSE: KGS) to sell the midstream gathering and treating assets associated with the Alliance project, located in the northern portion of the Fort Worth Basin, for approximately $87.1 million.  The assets consist of gathering systems and related compression facilities with an aggregate current capacity of 115 million cubic feet per day (MMcfd), and a plant with amine treating capacity of 180 MMcfd and dehydration treating capacity of 200 MMcfd to the gathered gas.  The acquisition is expected to close on or about January 4, 2010, subject to customary closing conditions.  Quicksilver Resources owns approximately 73% of Quicksilver Gas Services.

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About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including shales, coalbed methane, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 09-23
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